Exhibit 99.1


             PSB DECLARES $.30 CASH DIVIDEND AND 5% STOCK DIVIDEND

WAUSAU, WISCONSIN - PSB Holdings, Inc. (PSB), parent company of Peoples State Bank (Peoples), announced that its board of directors on December 16, 2003 declared a cash dividend of $.30 per share followed by a 5% stock dividend, each payable January 29, 2004 to shareholders of record as of January 6, 2004. The cash dividend is payable on shares issued and outstanding prior to the stock dividend.

Peoples is a community bank founded in 1962 holding $400 million in total assets. The bank has a network of 7 offices throughout Central and Northern Wisconsin providing financial services to thousands of individuals and business owners. PSB Holdings, Inc. is publicly owned and traded under stock symbol PSBQ.OB.